EXHIBIT 99.1

Contact: Steven T. Sabatini Senior Executive V.P. & Chief Financial Officer (845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY,
REPORTS RECORD SECOND QUARTER 2005 EARNINGS OF $8.8 MILLION,
A 25.2 PERCENT INCREASE OVER THE COMPARABLE 2004 PERIOD

Orangeburg, NY, July 28, 2005 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), with consolidated assets of $2.9 billion, today announced that the Company’s net income for the three months ended June 30, 2005 was $8.8 million compared to $7.0 million for the three months ended June 30, 2004, an increase of 25.2 percent. Diluted earnings per common share for the quarter ended June 30, 2005 was $0.41 compared to $0.33 in the prior year period, an increase of 24.2 percent. The Company’s second quarter 2005 net income resulted in an 18.57 percent return on average common stockholders’ equity and a 1.26 percent return on average total assets, as compared to 16.70 percent and 0.95 percent, respectively, for the prior year period.

For the six months ended June 30, 2005, net income was $16.2 million compared to $14.4 million for the six months ended June 30, 2004, an increase of 12.5 percent. Diluted earnings per common share was $0.76 for the six months ended June 30, 2005 compared to $0.67 in the prior year period, an increase of 13.4 percent. The Company’s net income for the six months ended June 30, 2005 resulted in a 17.28 percent return on average common stockholders’ equity and a 1.17 percent return on average total assets as compared to 16.92 percent and 0.99 percent, respectively, for the 2004 period.

The increases in the 2005 second quarter and six months ended June 30, 2005 net income and diluted earnings per common share compared to the 2004 periods are due to significant increases in net interest income, combined with a reduction in the provision for credit losses and the effective rate for the provision for income taxes. The increase in net income for both 2005 periods was partially offset by an absence of security gains and a decrease in non-interest income, along with an increase in non-interest expenses, as compared to the prior year periods. During the six months ended June 30, 2004, $105.5 million of available for sale mortgage-backed securities were sold resulting in security gains of $1.1 million ($0.6 million after income tax and incentive compensation effect).

Mr. Hales stated that, “After considering the $1.1 million from security gains during 2004, the 12.5 percent net income increase for the six months ended June 30, 2005 is even more impressive. This increase was generated through the Company’s core revenue, net interest income, and core business of giving our customers the best service in the market along with competitive products.”

Mr. Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added, “All of the Bank’s officers and employees are working to make 2005 an exceptional year as evidenced by the return on stockholders’ equity of over 18 percent and an efficiency ratio of under 50 percent for the 2005 second quarter.” Mr. Crotty also noted that, “The Company’s common stock cash dividend increased by 7.7 percent to $0.14 per share in the 2005 second quarter due to the Company’s strong earnings.”

Mr. Hales commented that, “We are extremely pleased to report record earnings for the 2005 second quarter with net income increasing over 25 percent compared to the prior year period. This record quarter is a result of prudently positioning the asset/liability structure of the balance sheet, so the Company’s core revenue, net interest income, benefited from the current increases in short-term interest rates, carefully managing operating expenses, and maintaining sound credit quality in the loan portfolio, while always remaining competitive in the market place.”

Net interest income increased 9.6 percent to $23.9 million for the quarter ended June 30, 2005 and 11.3 percent to $46.9 million for the six months ended June 30, 2005 compared to the prior year second quarter and six month periods, respectively. The primary reason for the increase in net interest income in both 2005 periods was due to a significant increase in the tax equivalent net interest margin to 3.68 percent and 3.61 percent for the three and six months ended June 30, 2005, as compared to 3.15 percent and 3.09 percent for the 2004 periods, respectively. These increases were partially offset by decreases in average interest earning assets of $175.6 million, or 6.2 percent, and $136.2 million, or 4.9 percent, for the June 30, 2005 three and six month periods, respectively, as compared to the prior year periods.

The Company’s balance sheet is currently in a relatively neutral asset/liability rate sensitive position at June 30, 2005. The Company’s core revenue, net interest income, could be negatively affected and compression of the net interest margin may occur if the U.S. treasury yield curve maintains a relatively flat position, continues to flatten further, or becomes inverted resulting in short-term interest rates at higher levels than medium- to long-term interest rates.

The provision for credit losses decreased to $0.1 million and $0.5 million for the three and six months ended June 30, 2005 compared to $0.3 million and $0.6 million for the 2004 periods, respectively. The decreases are due to a lower level of loan growth in the 2005 periods primarily as a result of prepayments on commercial loans, while credit quality continues to be excellent. Non-performing assets continue to remain at low levels in relation to the overall loan portfolio. Non-performing assets at June 30, 2005 were $5.2 million compared to $4.0 million at June 30, 2004. Nonperforming assets to total assets was 0.18 percent as of June 30, 2005 compared to 0.14 percent at June 30, 2004.

Non-interest income decreased $0.1 million for both the three and six months ended June 30, 2005 compared to the prior 2004 periods. The decreases were primarily due to decreases in service charges on deposit accounts, loan prepayment fees, and fee income on investment product sales, partially offset by an increase in letter of credit fees and credit card related income.

Non-interest expenses increased 1.3 percent to $13.0 million and 6.1 percent to $26.3 million for the three and six months ended June 30, 2005, respectively, as compared to the prior year periods. The increase in non-interest expense of $0.2 million and $1.5 million for the three and six months ended June 30, 2005, respectively, as compared to the prior year periods was primarily a result of increases in salaries and benefits of $0.5 million and $1.6 million, resulting from higher levels of incentive and deferred compensation and medical benefits, and for the six month period, an increase in professional legal and audit fees of $0.3 million. These increases for the 2005 second quarter and six months ended June 30, 2005 were partially offset by decreases in advertising and business development expense of $0.2 million and $0.3 million, respectively, and for the three month period, occupancy expense of $0.1 million, as compared to the 2004 periods.

The effective rate for the provision for income taxes for the three and six months ended June 30, 2005 decreased to 30.8 percent and 31.9 percent, respectively, compared to 34.6 percent and 34.0 percent for the 2004 periods. The decreases in both 2005 periods were due to lower state income taxes and a decrease in the income tax reserves as a result of the satisfactory completion of Federal and State tax examinations for prior income tax years.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 28 branches, of which 25 are located in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,”“expect,”“anticipate,”“intend,”“should,”“will,”“would,”“could,”“may,”“planned,”“estimated,”“potential,”“outlook,”“predict,”“project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except ratios and share amounts)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Consolidated summary of operations data:
Interest income	$76,713	$70,276	$39,492	$36,020
Interest expense	29,810	28,142	15,577	14,203
Net interest income	46,903	42,134	23,915	21,817
Provision for credit losses	476	554	85	343
Non-interest income	3,706	3,843	1,879	2,027
Security gains	―	1,197	―	85
Non-interest expenses	26,332	24,828	12,988	12,825
Income before income taxes	23,801	21,792	12,721	10,761
Provision for income taxes	7,601	7,398	3,912	3,724
Net income	$16,200	$14,394	$8,809	$7,037

Consolidated common share data1:
Basic earnings per share	$0.79	$0.70	$0.43	$0.34
Diluted earnings per share	$0.76	$0.67	0.41	$0.33
Weighted average shares	20,483,800	20,449,660	20,549,961	20,419,775
Adjusted weighted average shares	21,354,284	21,355,536	21,351,037	21,298,563
Cash dividends per share	$0.27	$0.21	$0.14	$0.105

Selected balance sheet data	June 30,	December 31,	June 30,
at period end:	2005	2004	2004
Securities available for sale,
at estimated fair value	$440,426	$589,572	$1,045,777
Securities held to maturity	744,974	502,201	227,410
Loans, net of unearned income	1,517,067	1,508,098	1,508,437
Allowance for loan losses	15,624	15,226	15,154
Total assets	2,878,782	2,746,270	2,975,438
Deposits	1,897,517	1,858,218	1,877,253
Borrowings	697,813	625,032	850,835
Subordinated debt issued in connection
with Corporation-Obligated mandatory
redeemable capital securities of
subsidiary trusts	61,858	61,858	61,858
Stockholders’ equity	196,090	182,046	161,313
Tier 1 capital	$254,847	$241,494	$232,406
Common shares outstanding1	20,600,145	20,346,814	20,351,821
Book value per common share1	$9.52	$8.95	$7.93

Selected balance sheet financial ratios:
Leverage ratio	9.14%	8.15%	7.89%
Allowance for loan losses to total loans	1.03%	1.01%	1.00%
Non-performing assets to total assets	0.18%	0.06%	0.14%

Selected income statement data for	Six Months Ended		Three Months Ended
the period ended:	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Return on average total assets	1.17%	0.99%	1.26%	0.95%
Return on average common
stockholders’ equity	17.28%	16.92%	18.57%	16.70%
Efficiency ratio	50.89%	52.76%	49.23%	52.56%
Net interest spread - tax equivalent	3.49%	3.02%	3.59%	3.09%
Net interest margin - tax equivalent	3.61%	3.09%	3.68%	3.15%
____________
1 Share amounts are adjusted for the five percent common stock dividend distributed in September 2004

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION - UNAUDITED

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	(000’s)		(000’s)
	2005	2004	2005	2004
ASSETS
Federal funds sold	$41,183	$30,716	$23,509	$25,163
Securities1	1,112,764	1,295,356	1,126,489	1,317,638
Loans2	1,509,877	1,473,984	1,513,975	1,496,767
Earning assets	2,663,824	2,800,056	2,663,973	2,839,568
Total Assets	$2,777,318	$2,915,432	$2,792,949	$2,951,524

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$334,612	$307,634	$337,076	$324,425
Interest bearing deposits	1,538,202	1,556,766	1,529,216	1,567,138
Total deposits	1,872,814	1,864,400	1,866,292	1,891,563
Borrowings	616,624	797,237	632,113	810,481
Subordinated debt issued in connection
with Corporation-Obligated
mandatory redeemable capital
securities of subsidiary trusts	61,858	57,036	61,858	61,858
Interest bearing liabilities	2,216,684	2,411,039	2,223,187	2,439,477
Stockholders’ Equity	$187,490	$170,071	$189,710	$168,496

______________

1 Securities exclude mark-to-market adjustment required by FASB No. 115.

[2]
Loans are net of both the unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

	Consolidated Balance Sheet Data
	at June 30,
	2005	2004
	(000's)
Commercial (time and demand) loans	$171,296	$159,310
Construction and land development loans	416,067	409,938
Commercial mortgages	585,456	606,965
Residential mortgages	257,150	252,789
Home equity loans	79,279	70,933
Personal installment loans	1,676	2,399
Credit card loans	6,511	5,707
Other loans	2,819	5,113
Deferred commitment fees	3,187	4,717
Intangibles	4,462	5,700
Goodwill	1,380	1,457
Nonaccrual loans	5,229	4,022
Restructured loans	134	140
Non-interest bearing deposits	348,078	320,931
Interest bearing deposits	1,549,439	1,556,322

	Consolidated Income Statement Data for the
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(000's)
Interest income - FTE	$77,848	$71,359	$40,078	$36,578
Net interest income - FTE	48,038	43,217	24,501	22,375
Deposit service charges	1,831	2,168	927	1,072
Other income	1,875	1,675	952	955
Salaries and employee benefits expense	16,589	15,017	8,268	7,733
Occupancy and equipment expense	3,862	3,814	1,812	1,941
Advertising and business development expense	1,170	1,479	595	808
Professional fees expense	1,138	864	470	458
Communications expense	668	680	327	320
Stationery and printing expense	313	384	152	181
Amortization of intangibles	576	545	285	279
Other expense	2,016	2,045	1,079	1,105
Net (recoveries) charge-offs	(7)	135	27	(7)